Exhibit 10.3
GENERAL RELEASE

This General Release of Claims, including its Schedules and Appendices (this “Release”) is made by and between Greg Hyttenrauch (“Employee”), of Cognizant Technology Solutions Corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.

1.Termination of Employment. Employee acknowledges that his employment has terminated and his employment relationship with the Company was severed effective 28 June 2022 (“Termination Date”), and that Employee has no right to return to that employment. Employee has been paid through the Termination Date. The Company is providing Employee with an information sheet concerning unemployment benefits that may be available to Employee. New York State makes all final decisions on Employee’s eligibility for unemployment benefits.

(a)Employee agrees that the Company has paid him all compensation and wages, accrued vacation/paid time off, and other benefits that were or could have been due to him through the Termination Date, when his employment ended. Employee further agrees that he has received all amounts that he is entitled to receive by virtue of his employment with the Company and that he has no right to any additional compensation, wages, bonuses, severance, vacation, paid time off or other paid leave, insurance or any other type of compensation or benefits of any kind from the Company and/or in connection with his employment.

(b)Employee acknowledges and agrees that his right to participate as an employee in any benefits plans of the Company terminated on the Termination Date, when his employment with the Company ended. This Release does not affect Employee’s right, if any, to continue group health insurance benefits under federal law.

2.Release by Employee. In exchange for the payments and benefits set forth in the UK settlement agreement between the Employee and Cognizant Worldwide Limited (“CWW”) set out in Schedule One of this Release and for other good and valuable consideration (the “Severance”), the receipt and adequacy of which are hereby acknowledged, in executing this general release and the UK settlement agreement set out in Schedule One of this Release, Employee, individually and for Employee’s heirs, successors, administrators and assigns, agrees to release and discharge CWW, the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release which arise in connection with or relate to Employee’s employment with CWW or termination therefrom. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the New York State Human Rights Act, the New York City Human Rights Act, the New York State Labor Law, the discrimination or retaliation provisions of the

New York State Workers’ Compensation Law; and any federal, state or local laws of similar effect. This Release shall not apply to: the Company’s or CWW’s obligations to provide the Severance (as set out in Clause 4 of Schedule One of this Release); Employee’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law and under any applicable directors’ and officers’ or other third party liability insurance policy(ies); Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his capacity as an equity holder of the Company; or any other rights that may not be waived by an employee under applicable law.

3.Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(a)Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release. Specifically, Employee understands and agrees that age discrimination claims are specifically intended to be included as part of the released claims described in this Release and Employee is waiving and releasing any and all rights or claims that he may have under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) which may have arisen on or before the date of execution of this Release.

(b)Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release including payment of the Severance (as defined in Clause 4 of Schedule One).

(c)Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d)The Company advises Employee to consult with an attorney prior to executing this
Release.

(e)Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f)Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

If Employee wishes to revoke this Release, Employee shall deliver written notice stating his intent to revoke this Release to John Kim, Executive Vice President, General Counsel and Chief Corporate Affairs Officer of the Company (or such other individual as the Company may nominate) on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

4.Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
5.No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

6.Non-Competition and Solicitation. Employee acknowledges and agrees that he remains subject to Paragraph 21, as amended by this paragraph, of his Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement (“Employment Agreement
“). The parties hereby agree to amend Section 21 of the Employment Agreement in the following manner:

(a) Deleting the term “Restricted Employee” from the 3rd sentence of Paragraph 21(a);
(b) Deleting sub-section (ii) from the 3rd sentence of Paragraph 21(a);
(c) Deleting the definition of “Restricted Employee” from Paragraph 21(c)(v); and
(d) Adding the following sentence at the end of Paragraph 21(a):

In further consideration for the Company’s promises herein, Employee agrees that during the Covenant Period, Employee will not directly or indirectly (i) solicit, entice, induce, cause, encourage or recruit any part-time or full-time employee, representative, or consultant of the Company or its subsidiaries or affiliates to work for, provide services to or do business with a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative, or consultant to violate any agreement with the Company or its subsidiaries or affiliates or otherwise terminate or change its relationship with the Company or its subsidiaries or affiliates or (ii) hire any current or former part-time or full-time employee, representative or consultant of the Company or its Affiliates who was employed or engaged by the Company or its subsidiaries or affiliates at any time during the twelve (12) month period prior to Employee’s Termination Date or who thereafter becomes employed or engaged by the Company or its subsidiaries or affiliates.

7.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.Miscellaneous.

(a)No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b)Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c)Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release.

Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(d)Entire Agreement/Integration. This Release together with the Settlement Agreement in Schedule One and Appendices, and the terms of the Executive Agreement (as defined in the Settlement Agreement in Schedule One) that continue to apply after the termination of the employment, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

(e)Counterparts. This Release may be executed in any number of counterparts and such counterparts may be obtained by PDF, e-mail, or facsimile transmission, each of which taken together will constitute one and the same instrument.

Greg Hyttenrauch
/s/ Greg Hyttenrauch
Date:	July 26, 2022

SCHEDULE ONE
This agreement is dated     July 21, 2022
Parties
(1)COGNIZANT WORLDWIDE LIMITED incorporated and registered in England and Wales with company number 07195160 whose registered office is at One Kingdom Street London W2 6BD (CWW / we / us)
(2)COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION incorporated in the United States of America of 300 Frank W. Burr Blvd. Suite 36, 6th Floor, Teaneck NJ 07666, USA (the “Company”)
(3)GREG HYTTENRAUCH of Greenwood, Heathway, Camberley, Surrey GU15 2EL (Employee / you)
BACKGROUND
(A)Your employment with us terminated on 28 June 2022.
(B)The parties have entered into this agreement to record and implement the terms on which they have agreed to settle all outstanding claims which you have or may have against all Group Companies or their respective officers or employees arising out of or in connection with or as a consequence of your employment and/or its termination and your office as a director and/or its cessation. The terms set out in this Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of CWW, the Company or any Group Company.
(C)We enter into this agreement for ourselves and as agent and trustee for all Group Companies and we are authorised to do so. The parties intend that each Group Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
Agreed terms
1.Interpretation
The following definitions and rules of interpretation apply in this agreement.
1.1Definitions:
Adviser: Gill Brown of Phillips Solicitors Limited of Town Gate, 38 London Street, Basingstoke, Hampshire RG21 7NY.

Executive Agreement: the Executive Employment, Non-Disclosure, Non-Competition and Invention Assignment Agreement between you and CWW.
Group Company: CWW, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.
Holding company: has the meaning given in clause 1.6.
Subsidiary: has the meaning in clause 1.6.
1.2The headings in this Schedule are inserted for convenience only and shall not affect its construction.
1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.5The Appendices shall form part of this Schedule One and shall have effect as if set out in full in the body of this Schedule One. Any reference to this agreement or this Schedule one includes the Appendices.
1.6A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee.
2.Permitted Disclosures
2.1Nothing in this agreement prevents the parties from making a disclosure:
(a)which amounts to a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;
(b)in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;
(c)for the purposes of reporting misconduct, or a serious breach of regulatory requirements, to any body responsible for supervising or regulating the matters in question;
(d)if and to the extent required by law.
2.1All other terms of this agreement are to be read subject to this Clause.

3.Arrangements on termination
3.1Your employment with us terminated on 28 June 2022 (Termination Date).
3.2We shall pay you your salary and benefits up to the Termination Date as specified in the Executive Agreement.
3.3We shall make a payment to you in respect of 7.2 days' accrued but untaken holiday up to and including the Termination Date.
3.4The payments and benefits in this Clause 3 and as specified in the Executive Agreement shall be subject to the income tax, withholding tax and National Insurance or social security contributions that we are obliged by law to pay or deduct in any jurisdiction.
3.5You confirm that you have submitted all outstanding expenses claims totalling £7432.10 in the usual way and we shall reimburse your corporate credit card for these expenses properly incurred before the Termination Date in the usual way. You will not be reimbursed for any expenses incurred after the Termination Date.
3.6Notwithstanding the exit arrangements and full and final settlement of all liabilities between you and us, the tax equalization arrangements with respect to your assignment earnings remain in force and the Company will continue to provide tax return assistance for UK and US tax years where your formal assignment terms were in force (i.e. 2021 and 2022 US, and y/e 5 April 2022 and 2023 UK) and also Canadian tax return for 2021 tax year only, and any tax equalization balances owed to you and notified to the Company by its accountants will be reimbursed to you, and any tax equalization balances owed to the Company and notified to you by the Company’s accountants should be repaid by you.  For any avoidance of doubt, during your assignment the Company has funded all of your payroll taxes payable to the United States (Federal/State/Local) resulting in double payment of payroll taxes in the United States and the United Kingdom (“UK”).  The tax return filings will include claims to reconcile this double payment resulting in refunds of some of the payroll taxes and these refunds will belong to the Company and should be returned to the Company in accordance with the notification by the Company’s accountants.
3.7Subject to any legal and regulatory obligations, should any third party ask us to give a reference in relation to you following the Termination Date, any written reference given in response to such a request will be a standard reference confirming your dates of employment and roles undertaken with us and any reference given orally will be consistent with that approach, provided that in either case, the third party’s request is made directly to Fiona Woods, Vice President of Human Resources. Subject to and conditional on you complying with the terms of this agreement, (including, without limitation, the provision by you of a letter from the Adviser dated on or after the date of this agreement in the form set out in Appendix 2), the Executive Agreement and the terms of the Release (as defined in Section 13 of the Executive Agreement),
4.Termination Payment
4.1CWW shall pay (or shall procure payment by the Company or other relevant Group Company of) you the sum of £824,000 in lieu of your notice period under the Executive Agreement (the “Termination Payment”). We will pay (or procure the payment of) the Termination Payment less all required deductions by a Group Company for withholding tax and National Insurance contributions or other social security payments in any jurisdiction in which they are due within 60 days of the Termination Date.
4.2You shall be responsible for any further withholding tax and employee's National Insurance or other social security contributions due in respect of the Termination Payment and shall indemnify us or the relevant Group Company in respect of such liability in accordance with clause 7.1 of this Schedule One.
4.3For the avoidance of doubt you acknowledge and agree that you have no rights to the payments under Section 9(a) of the Executive Agreement and any rights you may have under Section 9(a) of the Executive Agreement are irrevocably waived.
4.4The provision of all benefits will cease from the Termination Date with the exception of private health care for yourself and family which shall continue for a period of 12 months from the Termination Date.
4.5Your active membership of any pension scheme will cease with effect from the Termination Date.
4.6You agree that any shares held by you will be treated in accordance with the rules of the relevant scheme.
5.Legal fees
5.1Subject to and conditional upon your compliance with the terms of this agreement and subject to receipt of an invoice from the your Adviser and provided the Adviser is a qualified lawyer (as defined in the Employment Rights Act 1996), we agree to pay to the Adviser up to a maximum of £1,500 plus VAT as a contribution towards your legal fees incurred exclusively in connection with the termination of your employment. Any invoice should be addressed to you but expressed to be payable by us and sent under private and confidential cover to the General Counsel at the Company.

6.Waiver of claims
6.1You agree that the terms of this agreement are offered by us and the Company without any admission of liability on our or the Company’s part and are in full and final settlement of all and any claims or rights of action that you have or may have against us, the Company or any other Group Company or its or their officers, employees or workers arising out of your employment with us (or any other Group Company) or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to any claim for breach of contract or wrongful dismissal, unfair dismissal or any of the claims specified in Appendix 1 of this Schedule One (each of which is waived by this clause).
6.2The waiver in clause 6.1 shall not apply to the following:
(a)claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this agreement (other than claims under discrimination legislation);
(b)any claims in relation to accrued entitlements under any pension scheme; and
(c)enforcing the terms of this agreement.
6.3You warrant that:
(a)before entering into this agreement you received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on your ability to pursue the claims specified in clause 6.1 above and Appendix 1 to this Schedule One;
(b)the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
(c)the Adviser shall sign and deliver to us a letter in the form attached as Appendix 2 to this agreement;
(d)before receiving the advice you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any Group Company or its officers, employees or workers;
(e)the only claims that you have or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this agreement or in the future) relating to your employment with us or any other Group Company or its termination are specified in clause 6.1; and

(f)You are not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in clause 6.1.
You acknowledge that we acted in reliance on these warranties when entering into this agreement.
6.1You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.
6.2The waiver in clause 6.1 shall have effect irrespective of whether or not, at the date of this agreement, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).
6.3You agree that, except for the payments and benefits provided for in this agreement and subject to the waiver in clause 6.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company (save for shares already vested prior to the Termination Date) or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated.
7.Employee indemnities
7.1You shall indemnify us on a continuing basis in respect of any income tax, withholding taxes or National Insurance or social security contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits in clauses 3 and 4 of this agreement (and any related interest, penalties, costs and expenses) due in any jurisdiction but excluding tax which is deducted at source by the Company. We shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent us from complying with our legal obligations with regard to HM Revenue and Customs or other competent body).
7.2In the event of you commencing any action or issuing or pursuing any proceedings or being granted any judgment against us, the Company or any Group Company arising out of your employment or its termination you shall indemnify us or the relevant Group Company in respect of:
(a)its legal costs of defending such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon); and
(b)any award or judgment,
7.3and such part of the Termination Payment equivalent to the amount of such costs, award or judgment shall become immediately repayable to us or the relevant Group Company as a debt.
8.Return of property
8.1On or within 21 days after the Termination Date you will return to us all credit cards, keys, your security pass, any identity badge, all computer disks, memory cards, software and computer programs, any mobile telephone, laptop computer, printer, and other electronic equipment, all documents and copies (including electronic or recorded versions and copies in whatever medium held) together with all other property belonging to us or any Group Company or relating to our or their business in your possession or control except for such property as the parties agree in writing that you may retain.
8.2On or within fourteen days after the Termination Date, you amend your profiles on any social media accounts to show that you are no longer employed by us.
8.3You shall, if requested, provide us with a signed statement confirming that you have complied fully with your obligations under Clause 8.2 and Clause 8.3 and shall provide such reasonable evidence of compliance as may be requested.
9.Warranties and representations
9.1You warrant as a strict condition of this agreement and represent to us that up to and as at the Termination Date:
(a)except as already disclosed by you following the investigation conducted in June of 2022, you have not committed any breach of any duty owed to us or any Group Company;
(b)you have not retained any software or computer programs, documents or copies (electronically or otherwise) which belong to us or any Group Company or to which we or any Group Company is entitled;

(c)you have not done or failed to do anything, which act or omission amounts to a repudiatory breach of the express or implied terms of your employment with us or which, if it were to be done or omitted after the date of this Agreement, would be in breach of any of its terms;
(d)you are not employed or self-employed in any capacity by a party other than us nor are you in discussions which are likely to lead to nor have you received such an offer of employment or self-employment;
(e)you have not commenced any action or issued any proceedings against us or any Group Company or any of their officers or employees.
9.2We are under no obligation to make the payments or provide the benefits specified in Clause 4 and Clause 5 if:
(a)you are in breach of any of the warranties referred to in this Clause 9; or
(b)on or before the Termination Date you do or fail to do, or have done or failed to do, anything which act or omission amounts to a repudiatory breach of the express or implied terms of your employment with us.
10.Confidentiality and other restrictions
10.1You accept and agree that your express and implied duties relating to confidential information and restrictive covenants continue after the Termination Date. In particular, you affirm the duties and restrictions in clauses 19 and 21 of the Executive Agreement. For the purposes of interpretation and enforcement of this agreement in the United Kingdom only, the definition of “Restricted Employee” as set out in Clause 21(c)(v) of the Executive Agreement shall be replaced with the following definition:
any employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company in a senior, executive, professional, technical, marketing, distribution, sales or managerial capacity and with whom the Employee had material contact in the course of that person’s employment, appointment or engagement during the Relevant Period.
10.2The parties consider that confidentiality is mutually beneficial in all the circumstances and agree and undertake (in consideration of their mutual promises to that effect) that neither will :
(a)make or publish any statement to a third party concerning the fact, negotiations or terms of this Agreement, the dispute settled by it or the circumstances surrounding the termination of your employment;
(b)make or publish any derogatory or disparaging statement or do anything in relation to the other and in your case in relation to any Group Company or any past, current or future officers or employees of any Group Company which is intended to or which might be expected to damage or lower their respective reputations, provided that the parties will not be prevented from making a disclosure:
(a)in accordance with clause 2;
(b)for the purposes of seeking legal or tax advice in relation to this agreement, provided the professional adviser is bound by a duty of confidence, or to HMRC for tax purposes;
(c)in your case:
(i)to your spouse, civil partner or partner, provided such person agrees to maintain confidentiality; or
(ii)to a medical practitioner or counsellor for the purpose of seeking or obtaining treatment;
(a)in our case, where in its reasonable opinion it is in the interests of good corporate governance to do so and/or in order to defend any litigation brought (or intimated may be brought) by you or resist or process any actual or intimated claim of insurance, for which latter purpose you hereby provide express consent on the basis that the insurer has agreed to keep any disclosed information confidential.
10.3You warrant that you have not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this agreement which would constitute a breach of Clauses 10.1 or 10.2 if it had occurred after the date of this agreement.
10.4We will not be liable for any breach of our undertakings at Clause 10.2 caused by the actions of any of its past, current or future officers or employees if we have taken such steps as are reasonable to prevent that breach or breaches of that kind.
10.5You are advised that pursuant to the Defend Trade Secrets Act an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, you understand that in the event that disclosure of any Group Company’s trade secrets was not done in good faith pursuant to the above, you will be subject to substantial damages, including punitive damages and attorney's fees.

11.Resignation from offices
You undertake that you will immediately resign from any and all directorships that you hold of any Group Companies and from any other offices, trusteeships or positions that you hold in or on any Group Company's behalf. The Company and any applicable Group Company will maintain for so long as it maintains a policy in respect of its directors generally, directors’ and officers’ liability insurance in respect of the period during which you were a director of the Company and/or any Group Company, at no less than the level of cover for other individuals who were directors of the Company at the Termination Date.
12.Third party rights
Except as expressly provided elsewhere in this Schedule One, no person other than you and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.
13.Governing law
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
14.Jurisdiction
Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).
15.Counterparts
This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
This agreement has been entered into on the date stated at the beginning of it. In the event of any conflicts between the terms of this Agreement and the Release, the terms of the Release will take precedence.

Appendix 1
Claims

1.1in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
1.2for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
1.3in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
1.4for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008
1.5in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
1.6in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;
1.7in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
1.8in relation to parental leave, under section 80 of the Employment Rights Act 1996;
1.9in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;
1.10in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;
1.11in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
1.12in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;
1.13for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;
1.14for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;
1.15for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976;
1.16for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;
1.17for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;
1.18for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;
1.19for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;
1.20for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
1.21for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
1.22under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;
1.23under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;
1.24under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;
1.25under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

1.26under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;
1.27in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;
1.28in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
1.29in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;
1.30in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
1.31in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;
1.32in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019;
1.33in relation to personal injury, of which you are or ought reasonably to be aware at the date of this agreement;
1.34for harassment under the Protection from Harassment Act 1997;
1.35for failure to comply with obligations under the Human Rights Act 1998;
1.36for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018 or the General Data Protection Regulation ((EU) 2016/679);
1.37arising as a consequence of the United Kingdom's membership of the European Union; and
1.38in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

Appendix 2: Form of Adviser's certificate
[ON HEADED NOTEPAPER OF ADVISER]
For the attention of [NAME]
[DATE]
To whom it may concern,
I am writing in connection with the agreement between my client, Greg Hyttenrauch, Cognizant Worldwide Limited and Cognizant Technology Solutions Corporation (Company) [of today's date OR dated [DATE]] (Agreement) to confirm that:
1. I, [NAME] of [FIRM], whose address is [ADDRESS], am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.
2. I have given Greg Hyttenrauch legal advice on the terms and effect of the agreement and, in particular, its effect on my client's ability to pursue the claims specified in clause 6 and Appendix 1 of the agreement.
3. I gave the advice to Greg Hyttenrauch as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 6.4 of the agreement.
4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by my client in respect of loss arising in consequence of the advice I have given them.
Yours faithfully,

[NAME]
[DATE]

Signed by Jan Siegmund, for and on behalf of COGNIZANT WORLDWIDE LIMITED	/s/ Jan Siegmund Director

Signed by Jan Siegmund, for and on behalf of COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION	/s/ Jan Siegmund Chief Financial Officer

Signed by Greg Hyttenrauch	/s/ Greg Hyttenrauch